Exhibit 5.1
[Skadden, Arps, Slate, Meagher & Flom LLP Letterheard]
June 14, 2018

PayPal Holdings, Inc. 2211 North First Street San Jose, California 95131

RE:	PayPal Holdings, Inc.
Form S-8 Registration Statement
Ladies and Gentlemen:
We have acted as special counsel to PayPal Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of an aggregate of 1,665 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), authorized for issuance pursuant to the Jetlore, Inc. 2012 Stock Plan (the “Plan”), which the Company assumed in connection with the Agreement and Plan of Merger, dated as of May 17, 2018, by and among PayPal, Inc., Waverunner Acquisition Corp., Jetlore, Inc. and Alsop Louie Capital 2, L.P.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinions stated herein, we have examined and relied upon the following: (i) the Registration Statement; (ii) an executed copy of a certificate of Brian Yamasaki, Vice President, Corporate Legal and Secretary of the Company, dated the date hereof (the “Officer’s Certificate”); (iii) the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware and the Officer’s Certificate; (iv) the Bylaws of the Company, as certified by the Officer’s Certificate; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company adopted July 9, 2015 authorizing the delegation of certain matters, subject to certain conditions, to the Strategic Investment, Acquisition and Disposition Committee of the Board (the “SIAD”) and resolutions by the SIAD adopted on May 16, 2018, certified pursuant to the Officer’s Certificate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the

Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Officer’s Certificate.
In rendering the opinions stated herein, we have also assumed that: (i) an appropriate account statement regarding the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (“DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under DGCL and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJM